For Immediate Release

August 4, 2009

First Century Bankshares, Inc.

Reports 2009 Second Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) announced net income of $391,000 for the three-month period ending June 30, 2009. This compared with $1,004,000 earned during the second quarter of 2008. On a per share basis, net income was $0.21 per diluted share for the three-months ended June 30, 2009, and $0.52 per diluted share for the three months ended June 30, 2008. Core net interest earnings were stable during the quarter, however, net income was reduced due to higher provisions for the loan loss allowance, the special and ongoing FDIC insurance assessments and the write-off of our equity investment in the failed Silverton Bank, which the FDIC announced during the quarter, would close.

Net income for the second quarter of 2009 produced an annualized return on average equity (ROAE) of 3.75% and an annualized return on average assets (ROAA) of 0.36% compared with second quarter 2008 ratios of 9.79% and 0.92%, respectively. Dividends for the second quarter of 2009 were unchanged at $0.27 per share, the same amount paid for the second quarter of 2008.

Net interest income, for the three-month period ended June 30, 2009 was $3,727,000, a decrease of $8,000, or 0.2%, as compared to $3,735,000 for the second quarter of 2008. Net interest margins for the three months ended June 30, 2009 and 2008 were 3.41% and 3.44%, respectively.

Noninterest income, excluding securities gains, was $1,167,000 for the three-month period ended June 30, 2009 and represented an increase of $8,000, or 0.7%, compared to $1,159,000 for the same period in 2008. Reductions in fiduciary fees as a result of the lower market values of trust assets were offset by increased service charges on deposit accounts and higher mortgage origination income.

Noninterest expense of $3,882,000 for the quarter ended June 30, 2009 represented an increase of $533,000, from $3,349,000 for the same period in 2008. FDIC insurance premiums and assessments were $360,000 higher than in the corresponding quarter in 2008. Additionally, we wrote-off our equity investment in the failed Silverton Bank, Atlanta, GA of $168,000.

The provision for loan losses was $380,000 for the three-months ended June 30, 2009. This was an increase of $386,000 compared to the provision of ($6,000) for the same period in 2008. Net charge-offs were $180,000 for the quarter ended June 30, 2009, compared to net recoveries of $6,000 for the quarter ended June 30, 2008. Additional provisions of $200,000 were made in the first quarter of 2009, primarily due to the impairment of one loan relationship with a home builder and the continued sluggishness in the housing market.

Net income was $1,111,000 for the six-month period ending June 30, 2009. This represents a 35.6% decrease from the $1,726,000 earned during the same period in 2008. On a per share basis, net income decreased to $0.58 per diluted share for the six-month period ended June 30, 2009, from $0.90 per diluted share for the six-month period ended June 30, 2008. Again, the same factors that reduced second quarter earnings were the primary drivers of reduced earnings for the first half of 2009 when compared to the first half of 2008.

Net income for the first six months of 2009 produced an ROAE of 5.33% and an ROAA of 0.51% compared with 8.43% and 0.80%, respectively, for the same period in 2008. Dividends paid through the first half of 2009 were unchanged at $0.54 per share when compared to the six-month period ended June 30, 2008.

Net interest income, for the six-month period ended June 30, 2009 was $7,415,000, an increase of $131,000, or 1.8%, as compared to $7,284,000 for the first six months of 2008. Net interest margins for the six months ended June 30, 2009 and 2008 were 3.43% and 3.37%, respectively.

Noninterest income, net of securities gains, was $2,203,000 for the six-month period ended June 30, 2009 and represented a decrease of $94,000, or 4.1%, compared to $2,297,000 for the same period in 2008. This decrease was primarily due to a decrease in income from fiduciary activities due to market declines in assets under management when compared to 2008 which was not entirely offset by additional mortgage origination income.

Noninterest expense of $7,422,000 for the six-months ended June 30, 2009 represented an increase of $582,000 from $6,840,000 for the same period in 2008. In addition to the previously mentioned $168,000 loss incurred for the failure of Silverton Bank, FDIC insurance premiums and assessments were $456,000 higher for the six-month period ended June 30, 2009 than in the first half of 2008.

The provision for loan losses was $515,000 for the six-months ended June 30, 2009. This was an increase of $418,000 compared to the provision of $97,000 for the same period in 2008. Net charge-offs were $205,000 for the first half of 2009, compared to $97,000 for the same period in 2008. Additional provisions of $310,000 were made in the first quarter of 2009, primarily due to the impairment of one loan relationship with a home builder and the continued sluggishness in the housing market, along with general concerns that the deteriorating national economy is beginning to have a negative impact on the Company's local markets.

Total assets at June 30, 2009 were $428,193,000 as compared to $425,694,000 at December 31, 2008, or an increase of $2,499,000, or 0.6%. The loan portfolio increased 1.0% during this period to $299,667,000 at June 30, 2009, from $296,620,000 at December 31, 2008. The investment portfolio decreased approximately $2,490,000, or 2.8%, during this same period.

Total deposits increased by $4,835,000 to $362,866,000 at June 30, 2009 from $358,031,000 at December 31, 2008. Noninterest-bearing deposits decreased by $444,000, or 0.8%. Interest-bearing deposits increased $5,279,000, or 1.7%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, were $10,776,000 at June 30, 2009. As a percentage of total assets, nonperforming assets increased from 1.57% at December 31, 2008 to 2.52% at June 30, 2009. With the additional provision previously mentioned, the allowance for loan losses as a percentage of total loans increased from 0.91% at December 31, 2008, to 1.00% at June 30, 2009. The increase in nonperforming assets during the first half of 2009 underscores management's concerns that the deteriorating national economy is beginning to have a negative impact on the Company's local markets which have been insulated from many of the factors that have resulted in higher unemployment and overall credit deterioration in other parts of the country.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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